Exhibit 99.1

Olympic Steel Reports Significantly Improved Third-Quarter Results

Nine Months Operating Income Triples Versus Prior-Year Period, on 28% Higher Sales

Board Declares Regular Quarterly Cash Dividend

CLEVELAND--(BUSINESS WIRE)--November 8, 2017--Olympic Steel Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced significantly improved financial results for the third quarter and nine-month period ended Sept. 30, 2017.

Third-quarter net sales in 2017 increased 24% over last year’s same quarter to $331.4 million. Year-to-date 2017 net sales rose 28%, reaching $1.0 billion, versus $800.2 million in the comparable period of 2016. The significant increase in net sales for both 2017 periods was due to sharply higher shipping volume and higher average selling prices.

“We continued to grow our shipping volumes in a recovering metals market,” said Chairman and Chief Executive Officer Michael D. Siegal. “Through the first nine months of 2017, our 13% increase in shipping volume has resulted in improved profitability.”

Net income rose to $2.3 million, or $0.20 per diluted share, in the third quarter of 2017, compared to a net loss of $1.8 million, or $0.16 per share in last year’s third quarter. LIFO expense of $0.7 million was recorded in the third quarter of 2017, which reduced net income by $0.04 per diluted share. In the third quarter of 2016, operating income was positively impacted by $0.7 million of LIFO income.

Year-to-date 2017 net income increased to $14.8 million, or $1.30 per diluted share, up substantially from $1.0 million, or $0.09 per diluted share in the nine-month period of 2016. LIFO expenses recorded in 2017 reduced year-to-date net income by $1.5 million, or $0.08 per diluted share. LIFO income of $0.7 million recorded in 2016, improved net income by $0.04 per diluted share in the comparable period last year.

“Demand for metal products and processing services remains strong across all three of our business segments,” Siegal said. “Looking ahead, we are encouraged by both the positive demand trends our customers are projecting for 2018, and by the market’s outlook for improved metal pricing.”

The Company’s Board of Directors also approved a regular quarterly cash dividend of $0.02 per share, which is payable on Dec. 15, 2017, to shareholders of record on Dec. 1, 2017.

Conference Call and Webcast

A simulcast of Olympic Steel’s 2017 third-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 10 a.m. ET on Nov. 8, and a replay of the call will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; cyclicality and volatility within the metals industry; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the levels of imported steel in the United States and any associated tariffs and duties; the availability and costs of transportation and logistical services; the successes of our efforts and initiatives to increase sales and earnings, maintain or improve working capital turnover and free cash flows, improve our customer service, and achieve cost savings; our ability to generate free cash flow through operations and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including additional impairment charges related to indefinite lived intangible assets; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including our business information system implementations; the successes of our operational initiatives to improve our operating, cultural and management systems and reduce our costs; the ability to comply with the terms of our asset-based credit facility; the ability of our customers and third parties to honor their agreements related to derivative instruments; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the impacts of union organizing activities and the success of union contract renewals; the timing and outcomes of lower of cost or market adjustments and last-in, first-out, or LIFO, income or expense; the ability of our customers (especially those that may be highly leveraged, and those with inadequate liquidity) to maintain their credit availability; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security risks and threats; access to capital and global credit markets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies; and changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 30 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or http://ir.olysteel.com/Contact_Us?BzID=2195

Olympic Steel, Inc. Consolidated Statements of Comprehensive Income (in thousands, except per-share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$331,442	$268,255	$1,022,530	$800,212

Costs and expenses
Cost of materials sold (excludes items shown separately below)	265,351	211,037	806,846	616,545
Warehouse and processing	20,531	20,034	65,870	61,561
Administrative and general	16,647	16,003	52,699	48,054
Distribution	10,574	8,995	31,507	27,762
Selling	6,797	5,629	19,804	17,361
Occupancy	2,150	2,135	6,651	6,630
Depreciation	3,883	4,172	12,516	13,231
Amortization	223	223	667	667

Total costs and expenses	326,156	268,228	996,560	791,811

Operating income	5,286	27	25,970	8,401
Other income (loss), net	(22)	21	(76)	(42)

Income before interest and income taxes	5,264	48	25,894	8,359
Interest and other expense on debt	1,966	1,336	5,380	3,895
Income (loss) before income taxes	3,298	(1,288)	20,514	4,464
Income tax provision	1,018	469	5,738	3,438

Net income (loss)	$2,280	$(1,757)	$14,776	$1,026

Earnings per share:

Net income (loss) per share - basic	$0.20	$(0.16)	$1.30	$0.09

Weighted average shares outstanding - basic	11,386	11,219	11,384	11,206

Net income (loss) per share - diluted	$0.20	$(0.16)	$1.30	$0.09

Weighted average shares outstanding - diluted	11,386	11,219	11,384	11,206

Olympic Steel, Inc. Consolidated Balance Sheets (in thousands)

	At Sept. 30, 2017	At Dec. 31 2016
	(unaudited)
Assets

Cash and cash equivalents	$4,157	$2,315
Accounts receivable, net	150,692	101,902
Inventories, net (includes LIFO debit of $6,569 as of Sept. 30, 2017 and $8,045 as of Dec. 31, 2016)	280,223	254,526
Prepaid expenses and other	5,510	6,197
Assets held for sale	844	-
Total current assets	441,426	364,940

Property and equipment, at cost	374,653	374,242
Accumulated depreciation	(226,553)	(218,476)
Net property and equipment	148,100	155,766

Intangible assets, net	23,202	23,869
Other long-term assets	12,170	11,493
Total assets	$624,898	$556,068

Liabilities

Current portion of long-term debt	$930	$1,825
Accounts payable	80,189	79,458
Accrued payroll	12,339	8,445
Other accrued liabilities	10,911	15,170
Total current liabilities	104,369	104,898
Credit facility revolver	220,409	164,599
Other long-term liabilities	11,482	10,062
Deferred income taxes	20,176	23,119
Total liabilities	356,436	302,678

Shareholders' Equity

Preferred stock	-	-
Common stock	129,490	128,619
Treasury stock	(527)	(609)
Retained earnings	139,499	125,380
Total shareholders' equity	268,462	253,390
Total liabilities and shareholders' equity	$624,898	$556,068

Olympic Steel, Inc. Segment Financial Information (In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three Months Ended Sept. 30:
	(unaudited)
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products[1]
	2017	2016	2017	2016	2017	2016
Tons Sold[1]	277,426	242,533	23,253	21,682	NA	NA

Net Sales	$215,843	$169,372	$57,554	$49,539	$58,045	$49,344
Average selling price per ton	778	698	2,475	2,285	NA	NA
Cost of materials sold[2]	173,560	136,378	50,083	41,547	41,708	33,112
Gross profit[3]	42,283	32,994	7,471	7,992	16,337	16,232
Operating expenses[4]	38,585	36,607	5,397	4,989	14,729	13,459
Operating income (loss)	$3,698	$(3,613)	$2,047	$3,003	$1,608	$2,773

Depreciation and Amortization	2,493	2,795	185	203	1,403	1,372

	Nine Months Ended Sept. 30:
	(unaudited)
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products[1]
	2017	2016	2017	2016	2017	2016
Tons Sold[1]	889,676	781,830	68,985	63,273	NA	NA

Net Sales	$669,817	$503,928	$173,789	$144,898	$178,924	$151,386
Average selling price per ton	753	645	2,519	2,290	NA	NA
Cost of materials sold[2]	532,383	392,042	148,413	122,733	126,050	101,770
Gross profit[3]	137,434	111,886	25,376	22,165	52,874	49,616
Operating expenses[4]	119,122	112,008	16,458	14,839	46,435	42,467
Operating income (loss)	$18,312	$(122)	$8,918	$7,326	$6,439	$7,149

Depreciation and Amortization	8,287	8,737	609	586	4,211	4,499

[1] Tonnage is less meaningful for the Tubular and Pipe Products segment and, therefore, is not reported.

[2] Includes $0.7 million and $1.5 million of LIFO expense for the Tubular and Pipe Products segment for the three and nine months ended Sept. 30, 2017, respectively; and $0.7 million of LIFO income for each of the three and nine months ended
  Sept 30, 2016.

[3] Gross profit is calculated as net sales less the cost of materials sold.

[4] Operating expenses are calculated as total costs and expenses less the cost of materials sold.

Olympic Steel, Inc. Segment Financial Information Cont. (In thousands, unaudited)

	At Sept. 30, 2017	At Dec. 31, 2016
Assets
Flat products	$427,786	$363,626
Tubular and pipe products	196,834	192,088
Corporate	278	354
Total assets	$624,898	$556,068

Other Information:
(unaudited, in thousands, except per-share data)
	At Sept. 30, 2017	At Dec. 31, 2016

Shareholders' equity per share	$24.47	$23.11

Debt-to-equity ratio	0.82 to 1	0.66 to 1

	Nine Months Ended
	Sept. 30,
	2017	2016

Net cash from (used for) operating activities	$(46,642)	$(9,688)

Cash dividends per share	$0.06	$0.06

CONTACT:
IR Contact:
Olympic Steel Investor Relations
Matthew J. Dennis, CFA, 216-672-0522